Exhibit 2.615 - Specific Security Deed dated 21 June 2013 between Beverage Packaging Holdings (Luxembourg) I S.A. and Wilmington Trust (London) Limited in respect of certain deposit accounts located in New Zealand held by Beverage Packaging Holdings (Luxembourg) I S.A.

Specific Security Deed
Beverage Packaging Holdings (Luxembourg) I S.A.
Debtor
and
Wilmington Trust (London) Limited
Secured Party
Date21 June 2013
BELL GULLY

AUCKLAND VERO CENTRE 48 SHORTLAND STREET
PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND TEL 64 9 916 8800 FAX 64 9 916 8801

Contents

1.	Interpretation 1

2.	Security 6

3.	Representations 10

4.	Undertakings 11

5.	Enforcement 12

6.	Proceeds of enforcement 15

7.	Protection provisions 15

8.	No obligation to marshal 15

9.	Receivers 16

10.	Exercise of default rights 16

11.	Third party dealings 17

12.	Preservation of Secured Party’s rights 18

13.	Payments and taxes 19

14.	Power of attorney 20

15.	Remedies and waivers 21

16.	Miscellaneous 22

17.	Governing law and jurisdiction 25

Schedule 1.	Party details 28

Schedule 2.	Notice of security interest 30

Schedule 3.	Acknowledgement of Bank 32

This Deed is made on 21 June 2013
between    (1) Beverage Packaging Holdings (Luxembourg) I S.A. (Debtor)
and    (2) Wilmington Trust (London) Limited (Secured Party),
further details of which are set out in Schedule 1.
It is agreed

1.	Interpretation

1.	Interpretation
Words and expressions defined in the First Lien Intercreditor Agreement (as defined below) have the same meaning when used in this Deed unless the context requires otherwise or unless expressly defined in this Deed.

2.	Definitions
In this Deed, unless the context otherwise requires:

2010 Senior Secured Notes Indenture means the indenture dated 15 October 2010, among RGHL US Escrow I Inc., RGHL US Escrow I LLC, RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
Account Bank means each of ANZ Bank New Zealand Limited, ASB Bank Limited, Bank of New Zealand and Westpac New Zealand Limited.
Agreed Security Principles has the meaning given to it in the Credit Agreement (defined below) and the 2010 Senior Secured Notes Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.
Amendment No. 1 and Joinder Agreement means the joinder agreement dated 21 January 2010 made among (amongst others) Wilmington Trust (London) Limited, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited is appointed as an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.
Attorney means an attorney appointed under this Deed and any sub-attorney appointed by an Attorney.
August 2011 Senior Secured Notes Indenture means the indenture dated 9 August 2011 among the Issuers (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
Business Day means a day (other than a Saturday or Sunday) on which registered banks are open for general banking business in Auckland, New Zealand;
Credit Agreement means the third amended and restated credit agreement dated 28 September 2012 between, among others, Reynolds Group Holdings Limited, the borrowers listed therein, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as amended, amended or restated, supplemented or otherwise modified from time to time.
Delegate means any delegate, agent, attorney or co-trustee appointed by the Secured Party.
Deposit means the balance standing to the credit of a Deposit Account from time to time.
Deposit Account means each account listed below:

(a)	account number 214428-USD00001 held in the name of the Debtor with ANZ Bank New Zealand Limited;

(b)	account number 26839519USD14 held in the name of the Debtor with ASB Bank Limited;

(c)	account number 799932-0000 held in the name of the Debtor with Bank of New Zealand;

(d)	account number COR116885USD374001 (SWIFT: WPACNZ2W) held in the name of the Debtor with Westpac New Zealand Limited; and

(e)	any other account maintained with a registered bank in New Zealand which the Debtor and the Secured Party agree is a Deposit Account for the purposes of this Deed, including all interest in respect thereof (together, the Deposits).
Encumbrance has the meaning given to the term “Lien” in the First Lien Intercreditor Agreement.
Enforcement Event means any “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
Existing Intercreditor Agreement means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.a r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.
February 2011 Senior Secured Notes Indenture means the indenture dated 1 February 2011 among the Issuers (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
First Lien Intercreditor Agreement means the first lien intercreditor agreement dated 5 November 2009, between, among others, The Bank of New York Mellon, as the collateral agent, Credit Suisse AG, the Bank of New York Mellon as trustee under the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture and the September 2012 Senior Secured Notes Indenture, and the grantors from time to time party thereto and the representatives from time to time party thereto as amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010 and as further amended, extended, restated or otherwise modified from time to time.

Intercreditor Arrangements means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated or modified from time to time.
Loan Documents means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement.
Loan Parties means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement, and Loan Party means any one of them.
Loan Parties’ Agent means Reynolds Group Holdings Limited.
PPSA means the Personal Property Securities Act 1999.
Principal Finance Documents means the Credit Agreement, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture, the September 2012 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.
Receiver means a receiver, or a receiver and manager, appointed by the Secured Party under this Deed.
Secured Creditors means Wilmington Trust (London) Limited and the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
Secured Indebtedness means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever and, including, for the purposes of sections 71 and 72 of the PPSA, future advances) of each Loan Party and each grantor of a security interest to the Secured Creditors (or any of them) under each or any of the Loan Documents (including, for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting from an amendment or an increase of the principle amount of the loan facilities under the Credit Agreement), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
Secured Property has the meaning given to that term in clause 2.2, and a reference to Secured Property includes any of it.
September 2012 Senior Secured Notes Indenture means the indenture dated 28 September 2012 among the Issuers (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

3.	Construction of certain references
In this Deed, unless the context otherwise requires:
a reference to a party, clause, schedule or annexure is a reference to a party to, clause of, schedule to or annexure to, this Deed;
a reference to any document includes reference to that document as amended, novated, supplemented, varied, replaced or otherwise modified from time to time;
the word including when introducing an example does not limit the meaning of the words to which the example relates;
an Enforcement Event is continuing until it has been waived in writing by, or remedied to the satisfaction of, the Secured Party;
an agreement, representation or undertaking given by the Debtor in favour of two or more persons is for the benefit of them jointly and each of them severally;
a gender includes each other gender;
the singular includes the plural and vice versa;
where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
any legislation includes a modification and re-enactment of, legislation enacted in substitution for, and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation; and
a party to this Deed or another agreement includes its successors and its permitted assignees and transferees.
If the Secured Party considers that an amount paid by a Loan Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation of the Loan Party or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of the Loan Documents.

Headings and the table of contents are to be ignored in construing this Deed.

4.	PPSA
The terms collateral, financing change statement, financing statement, future advance, proceeds and secured party have the meanings given to them in, or in the context of, the PPSA.

5.	No postponement of attachment or subordination
Nothing in this Deed is to be construed as:

(a)	an agreement that a security interest under this Deed attaches at a later time than the time specified in section 40(1) of the PPSA; or

(b)	an agreement to subordinate a security interest under this Deed in favour of any person.

6.	Intercreditor Arrangements will prevail
This Deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

7.	Capacity and benefit
The Secured Party enters into this Deed in its capacity as collateral agent for the Secured Creditors, and holds the benefit of all rights conferred, and all undertakings and covenants of the Debtor, under this Deed for itself and the Secured Creditors.

8.	Secured Party’s authority and instructions

(a)
The Debtor acknowledges and agrees that the Secured Party’s actions under this Deed are on the basis of authority conferred under the Principal Finance Documents to which the Secured Party is a party, and on directions of the Applicable Representative. In so acting, the Secured Party shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

(b)
For the avoidance of doubt, it is acknowledged that the Secured Party is permitted to act on the instructions of the Applicable Representative in accordance with clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Secured Party may assume that any and all instructions received by it from the Applicable Representative under this Deed are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Debtor.

2.	Security

1.	Debtor must pay the Secured Indebtedness
The Debtor agrees to pay the Secured Indebtedness in accordance with the terms of any agreement in writing to do so. However, if an Enforcement Event has occurred and is continuing, the Secured Party may declare at any time by notice to the Debtor that the Secured Indebtedness is either payable on demand or immediately due for payment.

2.	Security
To secure due payment of the Secured Indebtedness, the Debtor assigns by way of security and grants a first ranking security interest in favour of the Secured Party, in all its right, title, interest and benefit in, to, under and accruing in respect of each Deposit and each Deposit Account, including, without limitation:

(a)	all sums standing to the credit of each Deposit Account from time to time:

(b)	interest payable on or after the date of this Deed on money credited to any Deposit Account (whether or not the interest is credited to the Deposit Account);

(c)	all proceeds in relation to such rights, title, interests and benefits; and

(d)	any other chose in action or right of the Debtor arising in connection with the Deposit or a Deposit Account,
(together the “Secured Property”).

3.	Priority
The security granted under this Deed has the same priority in respect of all advances, including future advances.

4.	Continuing security
This Deed and each security interest created under this Deed is a continuing security, notwithstanding intermediate payments, settlement of accounts or anything else.

5.	Other securities

(a)	This Deed is collateral to each other security interest relating to the Debtor (whenever executed or given) which is at any time held by the Secured Party or any other Collateral Agent.

(b)
The Secured Party may exercise any of its rights, powers and remedies under this Deed, or under any other security interest relating to the Debtor, separately or concurrently and without prior notice to the Debtor or any other person.

(c)	Nothing in this Deed shall discharge, abate or prejudice any other security interest or guarantee held by the Secured Party or any other Collateral Agent at any time.

6.	Unconditionality of security
No security interest created under this Deed is discharged, nor are the obligations of the Debtor affected, by:

(a)	any time, indulgence, waiver or consent at any time given to a Loan Party or another person; or

(b)	any amendment to a Loan Document or to another security interest, guarantee or agreement (whether or not that amendment increases the liability of the Debtor); or

(c)
the existence, validity or enforceability of, or the enforcement of or failure to enforce, or the release of any person or property from, any Loan Document or other security interest, guarantee or agreement; or

(d)	the liquidation, amalgamation, change in status, constitution or control, reconstruction or reorganisation of any Loan Party or other person (or the commencement of steps to effect any of these); or

(e)	anything else whatever.
The Secured Party is not liable to the Debtor in relation to any of these matters, even though the Debtor’s rights in subrogation or otherwise may be prejudiced as a result.

7.	Further assurance
Subject to the Agreed Security Principles, the Debtor shall deliver to the Secured Party any transfer, assignment, security interest, instrument, or other deed or document, and shall do any other thing, which the Secured Party requires (acting on the instructions of the Applicable Representative) to enable it to:

(a)	ensure the Secured Property is subject to an effective security;

(b)	perfect the Debtor’s title to any of its Secured Property;

(c)	perfect the security interest intended to be created by this Deed, including, without limitation, in accordance with the provisions of the PPSA;

(d)
enable the Secured Party to apply for any registration, or give any notifications, in connection with a security interest created under this Deed so that the security interest has the priority required by the Secured Party;

(e)
more satisfactorily secure to the Secured Party the Secured Indebtedness, including the granting of fixed or specific security interests, or secure the Secured Indebtedness in a manner which would give the Secured Party a more favourable priority position in the insolvency of the Debtor or otherwise;

(f)	if an Enforcement Event has occurred and is continuing, transfer to, or vest in, the Secured Party (or any purchaser from the Secured Party or a Receiver) any of the Secured Property;

(g)	if an Enforcement Event has occurred and is continuing, facilitate the realisation of any of the Secured Property;

(h)	exercise all or any of the rights, powers and remedies conferred on the Secured Party or a Receiver by this Deed or by law; and

(i)	secure to the Secured Party the full benefit of the provisions of this Deed.

8.	Release
The security constituted by this Deed shall be released, reassigned, retransferred and/or cancelled (as applicable):

(a)
by the Secured Party (acting on the instructions of the Applicable Representative) at the request and cost of the Debtor, upon the Secured Indebtedness being irrevocably paid or discharged in full and none of the Secured Creditors being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Debtor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements.

9.	Release of Secured Property
If the Debtor disposes of any Secured Property and that disposal is permitted by the Principal Finance Documents, that Secured Property shall, unless an Enforcement Event has occurred and is continuing, be automatically released, reassigned, retransferred and/or cancelled (as applicable) from the security constituted under this Deed with effect from the day of such disposal and the Secured Party (at the expense and cost of the Debtor) shall do all such acts which are reasonably requested by the Debtor in order to release, reassign, retransfer and/or cancel (as applicable) the relevant Secured Property from the security constituted under this Deed. Any or all of the Secured Property shall also be released, reassigned, retransferred and/or cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.

10.	Reinstatement of rights
If any payment received or recovered by any Secured Creditor, a Receiver, or any other person on behalf of any of them is or may be voided by law or required to be repaid to a liquidator or similar official:

(a)
such payment shall be deemed not to have affected or discharged the liability of the Debtor under this Deed or any other security given by the Debtor in favour of the Secured Party or, as the case may be, the relevant Secured Creditor and the Secured Party, each Secured Creditor and the Debtor shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and

(b)	the Secured Party and each other Secured Creditor shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered.

The Debtor’s obligations under this clause 2.10 are continuing obligations, independent of the Debtor’s other obligations under this Deed and continue after this security interest ends.

3.	Representations

1.	Representations relating to Secured Property
The Debtor represents that:

(a)	Representations and warranties
with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents, the representations and warranties made by the Debtor as Loan Party in Sections 3.01 (“Organization; Powers”), 3.02 (“Authorization”), 3.03 (“Enforceability”), 3.06 (“No Material Adverse Change”), 3.09 (“Litigation; Compliance with Laws”), 3.10 (“Agreements”), 3.19 (“Security Documents”) and 3.22 (“Solvency”) of the Credit Agreement are true and accurate as regards the Debtor and this Deed;

(b)	Ability to create security
it is entitled to create a security interest in, and to assign, all the Secured Property to the Secured Party and has obtained all consents needed to enable it to do so;

(c)	No disputes
it is not aware of any dispute arising in respect of any Secured Property;

(d)	Sole owner
it is the sole legal and beneficial owner of all the Secured Property; and

(e)	No security interests
except as disclosed to and accepted in writing by the Secured Party, no security interest exists over or affects, nor is there any agreement to give or permit to exist any security interest over or affecting, any Secured Property except as created or permitted by this Deed.

2.	Reliance
The Debtor acknowledges that the Secured Party and each Secured Creditor has entered into the Loan Documents to which it is a party in reliance on the representations and warranties in this clause 3.

4.	Undertakings

1.	Undertakings relating to Secured Property
In relation to each Deposit, the Debtor undertakes that it will, prior to the initial amount being credited to the relevant Deposit Account:

(i)	give a notice to the bank with whom the Deposit Account is held in the form set out in Schedule 2;

(ii)	use commercially reasonable efforts to obtain the acknowledgment of the bank with whom the Deposit Account is held in the form, or substantially in the form, set out in Schedule 3; and

(iii)	provide a copy of such notice and acknowledgment to the Secured Party.

2.	Operation of Deposit Accounts
Notwithstanding anything else to the contrary contained in this Deed, so long as no Enforcement Event has occurred and is continuing, the Debtor has full and unfettered rights to withdraw all or any part of the Deposit from time to time and otherwise deal with the Secured Property, subject to any restrictions contained in the Principal Finance Documents.

3.	Negative Undertakings
Unless permitted by the terms of this Deed or the Principal Finance Documents, without the consent of the Secured Party (acting on the instructions of the Applicable Representative), the Debtor may not, and may not agree to, do any of the following:

(a)	dispose of the Secured Property;

(b)	create or allow to exist another Encumbrance over the Secured Property;

(c)	waive any of the Debtor’s rights or release any person from its obligations in connection with the Secured Property;

(d)	change its name without first notifying the Secured Party of the new name not less than 7 days before the change takes effect; or

(e)	assign or otherwise deal with the Secured Property, or any interest in it, or allow any interest in it to arise or be varied.

5.	Enforcement

1.	Enforcement Events
The security constituted by this Deed will become enforceable if any Enforcement Event occurs and is continuing.

2.	Enforcement by Secured Party
If an Enforcement Event has occurred and is continuing the Secured Party:

(a)	may (and shall if so instructed by the Applicable Representative) declare all or any part of the Secured Indebtedness due and payable;

(b)	may in the name of the Debtor or otherwise, at any time, do anything that the Debtor could do in relation to the Secured Property;

(c)	has all the rights of a natural person in relation to the Secured Property; and

(d)	has all other rights conferred by law (including under Part 9 of the PPSA) in relation to the Secured Property.

3.	Operation of Deposit Accounts
At any time while an Enforcement Event has occurred and is continuing the Secured Party may:

(a)	sue the Debtor for the Secured Indebtedness;

(b)	operate each Deposit Account by the sole signature of an authorised officer of the Secured Party without any requirement for a signature by or for the Debtor;

(c)
if the Deposit Account is not at call, negotiate with the relevant bank and do all things necessary or desirable to obtain immediate repayment of the Secured Property without being responsible for any resultant loss;

(d)
sell, factor or discount or agree to do any of them in respect of the Secured Property on any terms and do anything necessary or desirable to complete any sale, factoring or discounting which the Secured Party considers desirable; and

(e)	withdraw all or any of the money standing to the credit of the Deposit Account and apply it towards payment of the Secured Indebtedness in any manner permitted by this Deed.

4.	General dealings
The Secured Party may, at any time while an Enforcement Event has occurred and is continuing:

(a)
exercise the rights of the Debtor and comply with its obligations in respect of the Secured Property and allow any other person to comply with the person’s obligations in respect of the Secured Property; and

(b)	vary, replace or release any right or interest of the Debtor in or in relation to the Secured Property.

5.	Order of enforcement
If an Enforcement Event has occurred and is continuing, the Secured Party may enforce this security interest before it enforces other rights or remedies:

(a)	against any other person; or

(b)	under another document, such as another Encumbrance.
If the Secured Party has more than one Encumbrance, it may enforce them in any order it chooses

6.	Investment of money
Any money received by the Secured Party which is not required to be immediately applied in the exercise of any right or in accordance with the First Lien Intercreditor Agreement may, at any time while an Enforcement Event has occurred and is continuing, be invested in any way authorised by the laws of any relevant jurisdiction for the investment of trust money and the Secured Party may vary or dispose of the investment.

7.	Ancillary powers
The Secured Party may, at any time while an Enforcement Event has occurred and is continuing:

(a)	execute any deed or other document as attorney for the Debtor for the purpose of exercising any of the Secured Party’s rights under this Deed;

(b)	employ or engage any person on behalf of the Debtor for the purpose of exercising any of the Secured Party’s rights in respect of the Secured Property;

(c)	on behalf of the Debtor, commence, defend, prosecute, settle, discontinue and compromise litigation, administrative or arbitral proceedings in relation to the Secured Property;

(d)	enter into and execute and deliver documents and agreements in respect of the exercise of its rights under this Deed;

(e)	delegate to any person any right (including this right of delegation) under this Deed; and

(f)	do anything incidental or conducive to the exercise of any of its other rights under this Deed.

8.	Appointment of Receivers
The Secured Party may, at any time while an Enforcement Event has occurred and is continuing:

(a)	(i) either before or after it has taken possession of the Secured Property, or whether or not an order has been made or a resolution passed to wind up the Debtor, appoint any one or more persons to be a receiver of the Secured Property or a part of it; and

(i)	appoint a different receiver for different parts of the Secured Property, in either case, on terms that the Secured Party thinks fit;

(b)	if more than one person is appointed as Receiver of any property, empower them to act jointly or jointly and severally;

(c)	remove the Receiver, appoint another in his or her place if the Receiver is removed, retires or dies, and reappoint a Receiver who has retired or been removed; and

(d)	fix the remuneration of the Receiver.

9.	Waiver of rights
The Debtor:

(a)	has no rights under, or by reference to, sections 114(1)(a), 133 and 134 of the PPSA; and

(b)	waives its rights to:

(i)	receive a statement of account under section 116 of the PPSA;

(ii)	receive notice of any proposal of the Secured Party to retain collateral under section 120(2) of the PPSA;

(iii)	object to any proposal of the Secured Party to retain collateral under section 121 of the PPSA; and

(iv)	(without affecting clause 2.8 or 2.9) redeem collateral under section 132 of the PPSA.

6.	Proceeds of enforcement

1.	Proceeds of enforcement
Except to the extent otherwise required by law, all amounts received by the Secured Party under this Deed shall be applied in accordance with the provisions of the First Lien Intercreditor Agreement.

7.	Protection provisions

1.	Exercise of powers
Subject to any mandatory law, the Secured Party will not be liable in respect of any loss or damage that results from the exercise, attempted exercise or non-exercise by the Secured Party of its rights under this Deed or conferred by law.

2.	Protection of third parties
In relation to the exercise or purported exercise of the rights of the Secured Party under this Deed or conferred by law, no person:

(a)	need enquire:

(i)	whether the relevant rights were exercised or are exercisable; or

(ii)	about the propriety or regularity of any transaction or dealing; or

(b)	will be affected by notice that any such transaction or dealing is unnecessary or improper.

3.	Indemnity
To the extent set out in section 4.11 of the First Lien Intercreditor Agreement, the Debtor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Secured Party, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Debtor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on them by this Deed or otherwise relating to the Secured Property.

8.	No obligation to marshal
The Secured Party is not required to marshal, enforce or apply under:

(a)	any security interest, guarantee or other entitlement held at any time by it; or

(b)	any money or property that it at any time holds or is entitled to receive.

9.	Receivers

1.	Agent

(a)	Subject to clause 9.1(b), a Receiver is the agent of the Debtor who alone is responsible for the Receiver’s acts and omissions and remuneration.

(b)	The Secured Party may appoint a Receiver as the agent of the Secured Party and delegate to a Receiver any of the Secured Party’s rights under this Deed.

2.	Powers

(a)
A Receiver has the right in relation to any property in respect of which the Receiver is appointed, unless limited by the terms of the Receiver’s appointment, to do everything that the Debtor may lawfully authorise an agent to do on behalf of the Debtor in relation to that property and, without limitation, a Receiver has the power to sell or otherwise dispose of the Secured Property and to do all other things in relation to the Secured Property as if the Receiver had absolute ownership of the Secured Property.

(b)
The Secured Party may by notice to a Receiver at the time of a Receiver’s appointment or any subsequent times as the Secured Party thinks fit give to, or remove from, a Receiver all or any of the rights referred to in clause 9.2(a).

10.	Exercise of default rights

1.	No hindrance
The Debtor must not allow the Secured Party, a Receiver or an Attorney to be prevented or hindered from exercising its rights under this Deed.

2.	Exclusion of legislation

(a)
The provisions implied in mortgages by any statute are for the purposes of this Deed negative or varied only so far as they are inconsistent with the provisions of this Deed and are otherwise varied so as to become consistent with this Deed.

(b)
Any statutory restrictions (other than mandatory restrictions) on any right of the Secured Party, a Receiver or an Attorney to lease or otherwise deal with the Secured Property do not apply to the rights of those persons under this Deed.

3.	Default notice

(a)
The Secured Party, a Receiver and an Attorney may, to the extent that any applicable law permits, exercise any right under this Deed in relation to an Enforcement Event without first giving notice to the Debtor or allowing the lapse of any period of time and the Debtor and the Secured Party dispense with any requirement under any statute that notice be given by the Secured Party, a Receiver or an Attorney, as the case may be, or that it allow the lapse of any period of time before exercising a right.

(b)
If an applicable law requires that a notice be given or a lapse of time occur before any right can be exercised, then if no particular period of notice or lapse of time is required or a period or lapse of time is required but can be shortened by agreement, the period of notice or lapse of time is one day.

4.	Withdrawal or suspension
The Secured Party may at any time after the exercise of any of its powers, rights or remedies suspend the further exercise of those powers, rights and remedies or withdraw from possession without prejudice to any future exercise of those powers, rights and remedies and without being responsible for any resulting loss or damage.

11.	Third party dealings

1.	Secured Party’s receipts and discharges
The Secured Party may give discharges and receipts for any money payable by any third party in relation to the exercise of a right by the Secured Party, a Receiver or an Attorney.

2.	No duty to enquire

(a)	Any person dealing with the Secured Party, a Receiver or an Attorney in relation to the exercise by any of them of a right under this Deed need not be concerned to enquire whether:

(i)	the right is exercisable or properly exercised;

(ii)	the Receiver or Attorney is properly appointed; or

(iii)	any money paid by it to the Secured Party, a Receiver or an Attorney is properly applied, and the title of that person to any property acquired by it from the Secured Party, Receiver or Attorney will not be adversely affected by the right not being exercisable or any improper appointment, exercise of the right or application of money by the Secured Party, a Receiver or an Attorney of which it does not have actual notice.

(b)	The benefit of clause 11.2(a) is held on trust for the benefit of the Secured Party, each Receiver, each Attorney and each person dealing with any of them.

12.	Preservation of Secured Party’s rights

1.	Primary obligations
Subject to the Agreed Security Principles, the Debtor’s obligation to pay the Secured Indebtedness is a primary obligation and the Secured Party is not obliged to proceed against or enforce any other right against any person or property or demand payment from any other person before making a demand for payment by the Debtor of the Secured Indebtedness.

2.	Preservation of Debtor’s obligations
The Debtor’s obligations and the Secured Party’s rights under this Deed will not be affected by anything which but for this clause 12.2 might abrogate, prejudice or limit them or the effectiveness of this Deed.

3.	Suspension of Debtor’s rights
Other than to the extent permitted under the Principal Finance Documents, the Debtor:

(a)
waives any right to be subrogated to, or otherwise have the benefit of, this Deed until the Secured Indebtedness has been satisfied in full and in the reasonable opinion of the Secured Party any payment towards the satisfaction of the Secured Indebtedness is not void, voidable or otherwise unenforceable or refundable; and

(b)
must not exercise a right of set-off or counterclaim which reduces or extinguishes the obligation of the Debtor to pay the Secured Indebtedness, and the Secured Party is not obliged to marshal in favour of the Debtor any security or any property that the Secured Party has an interest in or may be entitled to receive.

4.	Insolvency of debtor
Other than to the extent permitted under the Principal Finance Documents, the Debtor must not, until the Secured Indebtedness has been paid in full and the Secured Party is of the opinion that no payment of that money is or is likely to become void, voidable or otherwise unenforceable or refundable:

(a)	directly or indirectly claim or receive the benefit of any distribution, dividend or payment; or

(b)	prove or claim for any distribution, dividend or payment in competition with the Secured Party,

in the insolvency of any person whose obligations to the Secured Party the Debtor has guaranteed so as to diminish any distribution, dividend or payment which but for that claim or proof the Secured Party would be entitled to receive.

5.	Recovery of costs
Except to the extent provided in the Principal Finance Documents, on enforcement (whether successful or not) of this Deed, each of the Secured Party and the Receiver shall be entitled to deduct from the proceeds of the Secured Property its costs, charges and expenses incurred in connection with such enforcement.

13.	Payments and taxes

1.	Taxes
Sections 2.20(a), (b), (c) and (d) (“Taxes”) of the Credit Agreement apply to this Deed, except that, for the purposes of this Deed only, the references in Section 2.20(a), (b), (c) and (d) (“Taxes”) of the Credit Agreement to any “Borrower” or any “Loan Party” shall be references to the Debtor.

2.	Currency of payment

(a)	The Secured Indebtedness shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provide otherwise.

(b)
If any Secured Indebtedness is received from the Debtor in a currency (First Currency) other than the currency (Second Currency) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Debtor’s obligations to pay its Secured Indebtedness to the extent of the amount in the Second Currency which the relevant Secured Creditor is able, in accordance with its usual practice, to purchase with the amount received in the First Currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

(c)	Subject to Section 9.05 (“Expenses; Indemnity”) of the Credit Agreement and the terms of the Principal Finance Documents, the Debtor indemnifies each Secured Creditor against:

(i)	loss sustained by it as a result of the amount purchased by it in the Second Currency pursuant to this clause 13 being less than the amount due; and

(ii)	all costs and expenses properly incurred by it in the purchasing the Second Currency, in respect of any Secured Indebtedness received from the Debtor.
The Debtor shall pay to the relevant Secured Creditor, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.

14.	Power of attorney

1.	Appointment
The Debtor irrevocably appoints the Secured Party and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)
carrying out any obligation imposed on the Debtor by this Deed or any other agreement binding on the Debtor to which the Secured Party is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Secured Property);

(b)	enabling the Secured Party to exercise, or delegate the exercise of, all or any of the rights, powers and remedies of the Secured Party provided by or pursuant to this Deed or by law; and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law, provided always that the Secured Party may only be entitled to exercise the powers conferred upon it by the Debtor under this clause 14 if:

(d)	an Enforcement Event has occurred and is continuing; or

(e)
the Secured Party has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Debtor that the Debtor has failed to comply with a further assurance or perfection obligation within 10 business days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Secured Party shall not be obliged to exercise the powers conferred upon it by the Debtor under this clause 14 unless and until it shall have been:

(f)	instructed to do so by the Applicable Representative; and

(g)	indemnified and/or secured and/or prefunded to its satisfaction.

2.	General

(a)	Any Attorney may appoint substitutes and otherwise delegate its powers (including this power of delegation).

(b)	Any Attorney may exercise any right solely for the benefit of the Secured Party, even if the exercise of the right constitutes a conflict of interest or duty.

(c)	The Debtor by this Deed ratifies anything done or not done by the Attorney or a delegate of the Attorney pursuant to the power of attorney.

15.	Remedies and waivers

1.	Exercise of rights and waivers
Time is of the essence in respect of all dates and times for compliance by the Debtor with its obligations under this Deed. However, no failure to exercise, and no delay in exercising, a right of the Secured Party under a Loan Document will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by the Secured Party of its rights under a Loan Document is effective unless it is in writing signed by the Secured Party.

2.	Verification statement
The Debtor waives its right under section 148 of the PPSA to receive a copy of a verification statement in respect of any financing statement or financing change statement registered by the Secured Party in respect of any Secured Property.

3.	Remedies cumulative
The rights of the Secured Party under the Loan Documents are cumulative and not exclusive of any rights provided by law.

16.	Miscellaneous

1.	Amendments
No amendment to this Deed is effective unless it is in writing signed by all the parties.

2.	Partial invalidity
The illegality, invalidity or unenforceability of a provision of this Deed under any law will not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision.

3.	Certificates conclusive
A certificate by the Secured Party of any amount payable, or any other matter, under this Deed is conclusive evidence for all purposes, including for any proceedings.

4.	Counterparts
This Deed may be signed in any number of counterparts all of which, when taken together, will constitute one and the same instrument. A party may enter into this Deed by executing any counterpart.

5.	Enforcement by the Secured Party
For the purposes of the Contracts (Privity) Act 1982, the Debtor acknowledges and accepts that its obligations under the Loan Documents shall be enforceable by the Secured Party notwithstanding the Secured Party may not sign this Deed.

6.	Assignment

(a)	Unless otherwise permitted under the Principal Finance Documents, the Debtor may not assign or transfer any of its rights or obligations under this Deed.

(b)
The Secured Party may assign and/or transfer all or part of its rights or obligations under this Deed to any replacement secured party appointed in accordance with the provisions of the Intercreditor Arrangements.

(c)	This Deed shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

7.	Notices
Each notice or other communication to be given or made by a party under this Deed shall be given or made in accordance with the First Lien Intercreditor Agreement.

8.	Deposit of documents
Subject to the Agreed Security Principles, the Debtor agrees to deposit with the Secured Party all other documents the Secured Party requests (acting on the reasonable instructions of the Applicable Representative) relating to the Secured Property.

9.	Registration of charge
Subject to the Agreed Security Principles, the Secured Party may at the Debtor’s expense apply for any registration, or give any notification, in connection with a security interest created under this Deed.

10.	Supply of information
If the Secured Party (acting on the reasonable instructions of the Applicable Representative) asks, the Debtor agrees to supply the Secured Party with any relevant information about or documents affecting this Deed.

11.	Prompt performance
Subject to clause 15.1:

(a)	if this Deed specifies when the Debtor agrees to perform an obligation, the Debtor agrees to perform it by the time specified; and

(b)	the Debtor agrees to perform all other obligations promptly.

12.	Supervening legislation
Any present or future legislation which operates:

(a)	to lessen or vary in favour of the Debtor any of its obligations in connection with this Deed; or

(b)	to postpone, stay, suspend or curtail any rights of the Secured Party under this Deed, is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

13.	Receipts
The receipt of a Receiver, the Secured Party or an authorised officer of the Secured Party releases the person paying money to the Receiver or the Secured Party in connection with this Deed from:

(a)	liability to enquire whether the Secured Indebtedness has become payable; and

(b)	liability for the money paid or expressed to be received; and

(c)	being concerned to see to its application or being answerable or accountable for its loss or misapplication.

14.	Waiver and exercise of rights

(a)
A right in favour of the Secured Party under this Deed, a breach of an obligation of the Debtor under this Deed or an Enforcement Event can only be waived by an instrument properly executed by the Secured Party. No other act, omission or delay of the Secured Party constitutes a waiver binding, or estoppel against, the Secured Party.

(b)	A single or partial exercise or waiver, or delay by the Secured Party of a right relating to this Deed does not prevent any other exercise of that right or the exercise of any other right.

(c)
The Secured Party and its officers, employees, contractors or agents (Representatives) are not liable for any loss, cost or expense of the Debtor caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right and the Secured Party holds the benefit of this clause 16.14 on trust for itself and its Representatives.

15.	Conflict of interest
The Secured Party’s and any Receiver’s rights and remedies under this Deed may be exercised even if this involves a conflict of duty or the Secured Party or the Receiver has a personal interest in their exercise.

16.	Rights cumulative
The rights of the Secured Party, a Receiver or an Attorney under this Deed are cumulative and in addition to its other rights.

17.	Other Encumbrances or judgments
This Deed does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)	any Encumbrance or other right or remedy to which the Secured Party is entitled; or

(b)	a judgment which the Secured Party obtains against the Debtor in connection with the Secured Indebtedness.
The Secured Party may still exercise its rights under this Deed as well as under the judgment, other Encumbrance or the right or remedy.

18.	Indemnities
The indemnities in this Deed are continuing obligations, independent of the Debtor’s other obligations under this Deed, and continue after this Deed ends. It is not necessary for the Secured Party to incur expense or make payment before enforcing a right of indemnity under this Deed.

19.	Approval and consent

(a)	Subject to express wording to the contrary contained in this Deed or the Principal Finance Documents, the Secured Party or Receiver may:

(i)	conditionally or unconditionally give or withhold any approval or consent at their absolute discretion, and is not obliged to give its reasons for doing so; and

(ii)	exercise a right or remedy in any way it considers appropriate, unless this Deed expressly states otherwise.

(b)	The Debtor agrees to comply with all conditions in any consent the Secured Party (acting on the reasonable instructions of the Applicable Representative) gives in connection with this Deed.

17.	Governing law and jurisdiction

(a)	This Deed is governed by and is to be construed in accordance with New Zealand law.

(b)
The courts having jurisdiction in New Zealand, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (Dispute).

(c)	The parties to this Deed agree that those courts are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(d)
Each party to this Deed irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within paragraph (b).

(e)
This clause 17 is for the benefit of the Secured Party. As a result, the Secured Party shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Party may take concurrent proceedings in any number of jurisdictions.

Execution
Executed as a deed
Debtor
Beverage Packaging Holdings (Luxembourg) I
S.A. by:

/s/ Karen Mower
Name
KAREN MOWER
Authorized Signatory
Title
Secured Party
Wilmington Trust (London) Limited by:

/s/ Paul Barton
Name
Paul Barton
Title Director

Schedule 1.    Party details

Debtor details Name of organisation: Type of organisation: Incorporation number: Address for notices: Facsimile number: Attention: E-mail: Copy to:

Beverage Packaging Holdings (Luxembourg) I S.A.

Company - Société Anonyme

B128.592

6C, Rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg

+352 2625 8879

Daniela Capello

DCappello@lu.masint.com

Helen Dorothy Golding
Level 22, 20 Bond Street, Sydney NSW 2000, Australia
+ 61 2 9268 6693

Helen.Golding@rankgroup.co.nz

Secured Party details Name: Address for notices: Facsimile number: Attention:	Wilmington Trust (London) Limited 1 King’s Arms Yard, London EC2R 7AF, United Kingdom +44 (0) 20 7397 3601 Paul Barton

Schedule 2.    Notice of security interest
21 June 2013
To: [            ]
Dear Sirs
We refer to an account we hold with you with the following details:
Bank address:         [            ]
Account number:     [            ]
(the Deposit).        [            ]
We give you notice that, pursuant to a specific security deed (the Deed of Security) made on 21 June 2013 between ourselves as debtor (the Debtor) and Wilmington Trust (London) Limited (the Secured Party), we have granted a security interest in favour of the Secured Party over all our right, title and interest in, to, under or derived from the debt represented by the balance (in whatever currency) now or in future standing to the credit of the Debtor in respect of the Deposit including all interest in respect thereof (Charge).
We irrevocably and unconditionally instruct and authorise you (notwithstanding any previous instructions whatsoever which we may have given you to the contrary) at any time and from time to time upon receipt by you of instructions in writing from the Secured Party which confirm that an event of default (an Enforcement Event) has occurred and is continuing in respect of the Deed of Security, to release the Deposit to the Secured Party and/or to act in accordance with any such instructions from the Secured Party, without any reference to or further authority from us and without any enquiry by you as to the justification for such instructions or the validity of them.
You agree that you have no security interest in the Deposit, and do not have, and must not purport to exercise, any rights of set-off, combination of accounts or any other claim on or against the Deposit. You may, however, debit against the Deposit customary bank charges which we are obliged to pay in respect of the Deposit. Under no circumstances is the Secured Party liable to pay fees or charges in respect of the Deposit.
The instructions and authorisations which are contained in this letter shall remain in full force and effect until we and the Secured Party together give you notice in writing revoking them.
This letter shall be governed by and construed in accordance with the laws of New Zealand.
Please would you acknowledge receipt of this letter and your acceptance of the instructions and authorisations contained in it by signing the enclosed form of acknowledgement and returning it to the Secured Party at 1 King’s Arms Yard, London EC2R 7AF, United Kingdom; Attention: Paul Barton; Facsimile number: +44 (0) 20 7397 3601.
Yours faithfully,
[        ] by:

Name

Title

Schedule 3.    Acknowledgement of Bank

To:	Beverage Packaging Holdings (Luxembourg) I S.A.
c/- MAS Luxembourg
6C, Rue Gabriel Lippman

L-5365 Munsbach
LUXEMBOURG

And to:	Wilmington Trust (London) Limited
1 King’s Arms Yard
London EC2R 7AF
UNITED KINGDOM
[Date]
Dear Sirs
We acknowledge receipt of a letter (the Letter) a copy of which is attached, dated 21 June 2013 and addressed to us by Beverage Packaging Holdings (Luxembourg) I S.A. (the Debtor) regarding the deposit mentioned in that letter (the Deposit) in respect of account number [insert]. We accept the instructions and authorisations contained in the Letter. We undertake to act in accordance and comply with the terms of the Letter. In particular, we acknowledge:

(a)	we have not received notice of any right, title or interest in connection with the Deposit , other than that of the Debtor and Wilmington Trust (London) Limited as contemplated by this notice; and

(b)
without prejudice to our right to debit against the Deposit for customary bank charges, the security interest granted in favour of Wilmington Trust (London) Limited over the Deposit ranks in priority to any right of set-off or right to combine or consolidate.

This acknowledgement shall be governed by and construed in accordance with the laws of New Zealand.
Yours faithfully
[        ] by:

Authorised Signatory

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